Exhibit 99.1

         The Middleby Corporation Reports Record Second Quarter Results

    ELGIN, Ill.--(BUSINESS WIRE)--Aug. 3, 2006--The Middleby Corporation (NASDAQ:MIDD), a leading worldwide manufacturer of restaurant and foodservice cooking equipment, today reported record sales and earnings for the second quarter ended July 1, 2006. Net earnings for the second quarter were $11,090,000 or $1.34 per share on net sales of $104,849,000 as compared to the prior year second quarter net earnings of $8,969,000 or $1.11 per share on net sales of $83,912,000. Net earnings for the six months ended July 1, 2006 were $19,141,000 or $2.32 per share on net sales of $201,598,000 as compared to net earnings of $15,317,000 or $1.91 per share on net sales of $158,801,000 in the prior year first half.

    Second Quarter Financial Highlights

    -- Net sales rose 25.0% in the second quarter. The net sales increase in the second quarter reflects the impact of the acquisition of Alkar Holdings, Inc. ("Alkar") completed in December 2005, which accounted for 17.7% of sales growth for the quarter. Excluding the Alkar acquisition, sales rose 7.3% in the second quarter, reflecting the impact of new product sales and continued growth in restaurant chain business.

    -- Operating income increased by 24.1% to $20,279,000 from $16,337,000, reflecting the benefit of increased sales and higher gross margins. As a percentage of sales operating income decreased to 19.3% from 19.5% in the prior year, reflecting the impact of lower operating margins associated with the recently acquired Alkar business.

    -- The company began expensing stock options during the first quarter of 2006 as a result of the adoption of Statement of Financial Accounting Standards ("SFAS") No. 123r:
        "Accounting for Stock Based Compensation", resulting in an increase to general and administrative expenses of $365,000 during the second quarter and a reduction to net earnings of $250,000 or $0.03 per share. No such expense was recorded in the second quarter of 2005.

    -- Interest expense increased to $2,031,000 in the second quarter as compared to $1,698,000 in the prior year quarter as increased interest rates offset the favorable impact of reduced debt levels.

    -- Operating cash flows were utilized to reduce total debt by $11,206,000 during the second quarter to $109,334,000 as compared to $120,540,000 at the end of the first quarter.

    Mr. Selim A. Bassoul Chairman and Chief Executive Officer said, "We were very pleased with the results of the second quarter. We continue to realize sales growth from increased business with restaurant chains and from the benefit of new product introductions, including the Middleby Marshall WOW conveyor oven which we began to produce and ship during the second quarter. We were also pleased to introduce several other new products during the quarter, including the Southbend StratoSteam countertop steamer, the Southbend 500 series premium range, and a new rotating rack bakery oven from Blodgett. We remain excited about the continuing pipeline of new products focused on speed of cooking, energy savings, and automation."
    Mr. Bassoul continued, "We were also very proud to have received the vendor of the year award at our Blodgett division from Pride, a leading dealer buying group, as well as the YUM! Star Supplier of the year award at our Pitco division. During the quarter, our NuVu division also received the National Restaurant Association Kitchen Innovation Award for its new Rhapsody Combo-bake oven."
    Mr. Bassoul further commented, "As anticipated, we began to realize improvement in profitability at our newly acquired Alkar Rapidpak business unit as a result of our integration efforts. During the quarter we announced the promotion of Magdy Albert as the Division President of Alkar RapidPak. This business will benefit from Magdy's 25 years of engineering and operations experience in the foodservice industry, including his most recent tenure as Vice President of Operations and General Manager of our Middleby Marshall division where he recently oversaw the development of the WOW oven. Under Magdy's leadership, we are committed to the delivery of innovative products to the customers of Alkar and Rapidpak."
    Mr. Bassoul concluded, "As we move into the second half of the year, we will monitor the impact of rising costs of steel and fuel, which are anticipated to impact profit margins. We will make efforts to offset these rising costs through supply chain initiatives and other operating improvements."

    Conference Call

    A conference call will be held at 11:00 a.m. Eastern time on Friday, August 4 and can be accessed by dialing (800) 367-5339 and providing conference code 4068362 or through the investor relations section of The Middleby Corporation website at www.middleby.com. A digital replay of the call will be available approximately one half hour after its completion and can be accessed by calling (800) 642-1687 and providing code 4068362. A transcript of the call will also be posted to the company's website.
    Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include volatility in earnings resulting from goodwill impairment losses; variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; protection of trademarks, copyrights and other intellectual property; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings.
    The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for cooking and food preparation in commercial restaurants, institutional kitchens and food processing operations throughout the world. The company's leading equipment brands include Alkar(R), Blodgett(R), Blodgett Combi(R), Blodgett Range(R), CTX(R), MagiKitch'n(R), Middleby Marshall(R), Nu-Vu(R), Pitco Frialator(R), RapidPak(R), Southbend(R), and Toastmaster(R). Middleby's international subsidiary, Middleby Worldwide, is a leading exporter and distributor of foodservice equipment in the global marketplace. Middleby's international manufacturing subsidiary, Middleby Philippines Corporation, is a leading supplier of specialty equipment in the Asian markets.
    For further information about Middleby, visit www.middleby.com.


                       THE MIDDLEBY CORPORATION
             CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
             ---------------------------------------------
           (Amounts in 000's, Except Per Share Information)
                              (Unaudited)


                           Three Months Ended       Six Months Ended
                           2nd Qtr,   2nd Qtr,    2nd Qtr,   2nd Qtr,
                             2006       2005        2006       2005
                          ---------- ----------  ---------- ----------
Net sales                  $104,849    $83,912    $201,598   $158,801
Cost of sales                63,122     51,326     124,347     99,143
                          ---------- ----------  ---------- ----------

    Gross profit             41,727     32,586      77,251     59,658

Selling & distribution
 expense                     10,767      8,769      20,892     16,953
General & administrative
 expense                     10,681      7,480      20,932     14,365
                          ---------- ----------  ---------- ----------

    Income from operations   20,279     16,337      35,427     28,340

Interest expense and
 deferred financing
 amortization, net            2,031      1,698       3,827      3,484
Loss (gain) on acquisition
 financing Derivatives            -          -           -          -
Other expense (income),
 net                            165        (62)         72       (265)
                          ---------- ----------  ---------- ----------

    Earnings before income
     taxes                   18,083     14,701      31,528     25,121

Provision for income taxes    6,993      5,732      12,387      9,804
                          ---------- ----------  ---------- ----------

    Net earnings            $11,090     $8,969     $19,141    $15,317
                          ========== ==========  ========== ==========


Net earnings per share:

    Basic                     $1.45      $1.19       $2.51      $2.04
                          ========== ==========  ========== ==========

    Diluted                   $1.34      $1.11       $2.32      $1.91
                          ========== ==========  ========== ==========
Weighted average number
 shares:

    Basic                     7,623      7,508       7,620      7,490
                          ========== ==========  ========== ==========

    Diluted                   8,264      8,050       8,261      8,035
                          ========== ==========  ========== ==========



                       THE MIDDLEBY CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                 -------------------------------------
                          (Amounts in 000's)
                              (Unaudited)


                                          Jul. 1, 2006   Dec. 31, 2005
                                          ------------   -------------
 ASSETS

Cash and cash equivalents                       $3,156         $3,908
Accounts receivable, net                        47,908         38,552
Inventories, net                                43,769         40,989
Other current assets                             6,581          4,513
Prepaid taxes                                       --          3,354
Deferred tax assets                             11,428         10,319
                                          -------------  -------------
    Total current assets                       112,842        101,635

Property, plant and equipment, net              24,509         25,331

Goodwill                                        98,832         98,757
Other intangibles                               34,895         35,498
Other assets                                     3,061          2,697
                                          -------------  -------------

    Total assets                              $274,139       $263,918
                                          =============  =============


LIABILITIES AND SHAREHOLDERS' EQUITY

Current maturities of long-term debt           $15,337        $13,780
Accounts payable                                19,779         17,576
Accrued expenses                                58,977         62,689
                                          -------------  -------------
    Total current liabilities                   94,093         94,045

Long-term debt                                  94,007        107,815
Long-term deferred tax liability                 9,200          8,207
Other non-current liabilities                    6,338          5,351

Shareholders' equity                            70,501         48,500
                                          -------------  -------------

    Total liabilities and shareholders'
     equity                                   $274,139       $263,918
                                          =============  =============




    CONTACT: The Middleby Corporation
             Darcy Bretz, 847-429-7756
             Timothy FitzGerald, 847-429-7744